UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

260 East Grand Avenue

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 5, 2013, the Chief Financial Officer of KaloBios Pharmaceuticals, Inc. (the “Company”), Jeffrey H. Cooper, indicated his intention to retire as Chief Financial Officer of the Company effective December 31, 2013 (the “Retirement Date”). Mr. Cooper’s retirement is solely due to personal reasons and not as a result of any disagreement with the Company.

(e) On August 5, 2013, in connection with the impending departure of Mr. Cooper, the Company entered into a Resignation and Separation Agreement (the “Separation Agreement”) with Mr. Cooper providing for the separation of Mr. Cooper from the Company to be effective on the Retirement Date.

The Separation Agreement provides that (i) Mr. Cooper will continue to remain available for full-time service until November 16, 2013 (the “Part-Time Date”), (ii) Mr. Cooper will provide part-time advisory services to the Company from the Part-Time Date to the Retirement Date for up to thirty hours per week, (iii) the Company will continue to pay Mr. Cooper’s current salary until the Part-Time Date and will then pay a salary of two thousand dollars per week from the Part-Time Date to the Retirement Date and (iv) Mr. Cooper will continue to vest in his unvested stock options until the Termination Date.

The terms and conditions of Mr. Cooper’s separation from the Company are fully defined and set forth in their entirety in the Separation Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 8.01 Other Events.

On August 5, 2013, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Separation Agreement between KaloBios Pharmaceuticals, Inc. and Jeffrey H. Cooper dated August 5, 2013.

99.1	Press release issued by KaloBios Pharmaceuticals, Inc. on August 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ David W. Pritchard
David W. Pritchard
Chief Executive Officer

Dated: August 5, 2013